Exhibit 99.7

AMERICREDIT ANNOUNCES $300 MILLION STOCK REPURCHASE PLAN

FORT WORTH, TEXAS Sept. 12, 2006 – AMERICREDIT CORP. (NYSE: ACF) today announced that its board of directors has authorized a stock repurchase plan for up to $300 million. Since the inception of the Company’s share repurchase program in April 2004, the board of directors has authorized a total of $1.6 billion of stock repurchases, including approximately $254 million of common stock repurchased in conjunction with the Company’s $500 million convertible senior notes issuance. AmeriCredit may purchase the stock from time to time, depending on market conditions, in the open market or in privately negotiated transactions.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has approximately one million customers and $12 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the year ended June 30, 2006. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:
Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
(817) 302-7394	(817) 302-7627